                                                                 Execution Copy

                                                                    EXHIBIT 2.4



                          PLAN AND AGREEMENT OF MERGER


                                     AMONG



                           STRIKER ACQUISITION NO. 1



                           STRIKER ACQUISITION NO. 3



                                      AND



                              NEWGEN HOLDING, INC.



                         DATED AS OF NOVEMBER 29, 1996

                               TABLE OF CONTENTS

                                   ARTICLE 1

                                  THE MERGER

1.1.    Preliminary Transactions .............................................   2
        1.1.1. Exchange of Acquisition No. 1 Shares ..........................   2
        1.1.2. Striker Merger ................................................   2
        1.1.3. Financing .....................................................   3
        1.1.4. Public Offering ...............................................   3
1.2.    Merger ...............................................................   3
        1.2.1. Surviving Corporation .........................................   3
        1.2.2. Stockholder Approval ..........................................   3
        1.2.3. Effective Date ................................................   3
        1.2.4. Name and Continued Corporate Existence of Surviving
               Corporation ...................................................   4
        1.2.5. Governing Law and Articles of Incorporation of Surviving
               Corporation ...................................................   4
        1.2.6. Bylaws of Surviving Corporation ...............................   4
        1.2.7. Directors of Surviving Corporation ............................   4
        1.2.8. Officers of Surviving Corporation .............................   4
        1.2.9. Vacancies .....................................................   5
        1.2.10. Capital Stock of Surviving Corporation .......................   5
        1.2.11. Conversion of Securities Upon Merger .........................   5
               1.2.11.1.  General ............................................   5
               1.2.11.2.  Conversion of Acquisition No. 3's Stock ............   5
               1.2.11.3.  Conversion of Newgen's Stock .......................   6
               1.2.11.4.  Exchange of Acquisition No. 3's Stock Certificate ..   6
               1.2.11.5.  Exchange of Newgen's Certificates ..................   6
        1.2.12. Unclaimed Funds; No Escheat ..................................   7
        1.2.13. Acquisition No. 3's Transfer Books Closed ....................   7
        1.2.14. Assets and Liabilities of Merging Corporations Become
                Those of Surviving Corporation ...............................   7
        1.2.15. Conveyances to Surviving Corporation .........................   7
        1.2.16. Accounting Treatment  ........................................   8
        1.2.17. Dissenting Stockholders of Newgen ............................   8
        1.2.18. Dissenting Stockholders of Acquisition No. 3 .................   8
        1.2.19. Stockholders Meetings ........................................   8
               1.2.19.1. Calling of Meetings .................................   8
               1.2.19.2. Grant of Proxy ......................................   8
               1.2.19.3. Expiration of Proxies ...............................  10
               1.2.19.4. Revocation of Prior Proxies .........................  10

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                        PAGE
                                                                                        ----
                                   ARTICLE 2


                         REPRESENTATIONS AND WARRANTIES
                           OF NEWGEN AND THE INSIDERS



2.1.    Representations and Warranties of Newgen and the Insiders ....................   10
        2.1.1.  Organization and Standing ............................................   10
        2.1.2.  Agreement Authorized and its Effect on Other Obligations .............   11
        2.1.3.  Capitalization .......................................................   10
        2.1.4.  Subsidiaries .........................................................   11
        2.1.5.  Financial Statements .................................................   11
                2.1.5.1. Newgen Financial Statements .................................   11
                2.1.5.2. Projections .................................................   12
        2.1.6.  Liabilities ..........................................................   12
        2.1.7.  Additional Newgen Information ........................................   12
                2.1.7.1.  Real Estate ................................................   12
                2.1.7.2.  Machinery and Equipment ....................................   12
                2.1.7.3.  Inventory ..................................................   13
                2.1.7.4.  Receivables ................................................   13
                2.1.7.5.  Payables ...................................................   13
                2.1.7.6.  Insurance ..................................................   14
                2.1.7.7.  Material Contracts .........................................   14
                2.1.7.8.  Employee Compensation Plans ................................   14
                2.1.7.9.  Certain Salaries ...........................................   14
                2.1.7.10. Bank Accounts ..............................................   14
                2.1.7.11. Employee Agreements ........................................   14
                2.1.7.12. Patents ....................................................   14
                2.1.7.13. Trade Names ................................................   14
                2.1.7.14. Promissory Notes ...........................................   14
                2.1.7.15. Guaranties .................................................   14
                2.1.7.16. Financial Statements .......................................   14
                2.1.7.17. Reserves and Accruals ......................................   14
                2.1.7.18. Material Leases ............................................   14
                2.1.7.19. Environment ................................................   14
        2.1.8.  No Undisclosed Defaults ..............................................   15
        2.1.9.  Absence of Certain Changes and Events ................................   15
                2.1.9.1.  Financial Change ...........................................   15
                2.1.9.2.  Property Damage ............................................   15
                2.1.9.3.  Dividends ..................................................   15

                               TABLE OF CONTENTS
                                  (Continued)


                                                                                          PAGE
                                                                                          ----
                      2.1.9.4. Capitalization Change .................................    15
                      2.1.9.5. Labor Disputes ........................................    15
                      2.1.9.6. Other Material Changes ................................    15
              2.1.10. Taxes ..........................................................    16
              2.1.11. Intellectual Property ..........................................    16
              2.1.12. Title to Properties ............................................    16
              2.1.13. Litigation .....................................................    17
              2.1.14. Environmental Compliance .......................................    17
                      2.1.14.1. Environmental Conditions .............................    17
                      2.1.14.2. Permits, etc .........................................    17
                      2.1.14.3. Compliance ...........................................    17
                      2.1.14.4. Past Compliance ......................................    18
                      2.1.14.5. Environmental Claims .................................    18
                      2.1.14.6. Renewals .............................................    18
                      2.1.14.7. Asbestos and PCBs ....................................    18
              2.1.15. Compliance with Other Laws .....................................    18
              2.1.16. Finder's Fee ...................................................    19
              2.1.17. Compliance with ERISA ..........................................    19
                      2.1.17.1. Prohibited Transactions ..............................    19
                      2.1.17.2. Plan Termination; Material Liabilities................    19
                      2.1.17.3. Accumulated Funding Deficiency .......................    19
                      2.1.17.4. Relationship of Benefits to Pension Plan Assets ......    20
                      2.1.17.5. Execution of Agreements ..............................    20
                      2.1.17.6. Fiduciary Liability ..................................    20
                      2.1.17.7. Pending Claims .......................................    20
                      2.1.17.8. Multiemployer Plans ..................................    20
                      2.1.17.9. No Reportable Event ..................................    20
              2.1.18. Investigations; Litigation .....................................    21
              2.1.19. Product Warranty ...............................................    21
              2.1.20. Information for Striker Proxy Statement ........................    21
              2.1.21. FIRPTA .........................................................    21
              2.1.22. Effect of Disclosure ...........................................    21
        2.2.  Representations and Warranties of the Stockholders .....................    21
              2.2.1. Ownership of Shares .............................................    21
              2.2.2. Organization; Power, Binding Agreement ..........................    22
              2.2.3. No Conflicts ....................................................    22
              2.2.4. No Encumbrances .................................................    22
              2.2.5. Finder's Fee ....................................................    23

                               TABLE OF CONTENTS
                                  (Continued)


                                                                                         PAGE
                                                                                         ----

                                               ARTICLE 3

                                    REPRESENTATIONS AND WARRANTIES OF
                                 Acquisition No. 1 AND Acquisition No. 3



        3.1. Representations and Warranties of Acquisition No. 1 .....................   23
             3.1.1.  Organization and Standing .......................................   23
             3.1.2.  Agreement Authorized and its Effect on Other Obligations ........   23
             3.1.3.  Capitalization ..................................................   23
             3.1.4.  Compliance with Other Laws ......................................   24
             3.1.5.  Investigations; Litigation ......................................   24
             3.1.6.  Finder's Fee ....................................................   24
        3.2. Representations and Warranties of Acquisition No. 3 .....................   24
             3.2.1.  Organization and Standing .......................................   24
             3.2.2.  Capitalization ..................................................   25
             3.2.3.  Agreement Authorized ............................................   25
             3.2.4.  Investigations, Litigation ......................................   25
             3.2.5.  Finder's Fee ....................................................   25
             3.2.6.  Solvency ........................................................   25

                                           ARTICLE 4

                               OBLIGATIONS PENDING EFFECTIVE DATE

        4.1. Agreements of Newgen ....................................................   25
             4.1.1.  Maintenance of Present Business .................................   26
             4.1.2.  Maintenance of Properties .......................................   26
             4.1.3.  Maintenance of Books and Records ................................   26
             4.1.4.  Compliance with Law .............................................   26
             4.1.5.  Inspection of Each Merging Corporation ..........................   26
             4.1.6.  Hart-Scott-Rodino ...............................................   26
             4.1.7.  Notice of Material Developments .................................   26
             4.1.8.  Prohibition of Certain Employment Contracts .....................   27
             4.1.9.  Prohibition of Certain Loans ....................................   27
             4.1.10. Prohibition of Certain Commitments ..............................   27
             4.1.11. Disposal of Assets ..............................................   27
             4.1.12. Maintenance of Insurance ........................................   28
             4.1.13. No Amendment to Articles of Incorporation, etc ..................   28
             4.1.14. No Issuance, Sale, or Purchase of Securities ....................   28

                               TABLE OF CONTENTS
                                  (Continued)




                                                                                          PAGE
                                                                                          ----
               4.1.15.  Prohibition on Dividends .......................................   28
               4.1.16.  Supplemental Financial Statements ..............................   28
        4.2.   Additional Agreements of Newgen, the Insiders and the Stockholders ......   28
               4.2.1.   Acquisition Proposals ..........................................   28
                        4.2.1.1. No Solicitation .......................................   29
                        4.2.2. Expenses of Stockholders ................................   29
                        4.2.3. Noncompetition ..........................................   29

                                           ARTICLE 5

                              CONDITIONS PRECEDENT TO OBLIGATIONS

        5.1.   Conditions Precedent to Obligations of Newgen ...........................   31
               5.1.1. Representations and Warranties True at Effective Date ............   31
               5.1.2. No Material Litigation ...........................................   31
               5.1.3. Opinion of Acquisition No. 1 and Acquisition No. 3 Counsel .......   31
               5.1.4. Stockholder Approval .............................................   32
               5.1.5. Consent of Certain Parties in Privity With Striker ...............   32
               5.1.6. Hart-Scott-Rodino ................................................   32
               5.1.7. Preliminary Transactions .........................................   32
        5.2.   Conditions Precedent to Obligations of Acquisition No. 1
               and Acquisition No. 3 ...................................................   33
               5.2.1.  Representations and Warranties of Newgen and Insiders True at
                       Effective Date ..................................................   33
               5.2.2.  Representations and Warranties of Stockholders True at Effective
                       Date ............................................................   33
               5.2.3.  No Material Litigation ..........................................   33
               5.2.4.  Opinion of Newgen's Counsel .....................................   33
               5.2.5.  Stockholder Approval ............................................   34
               5.2.6.  Consent of Certain Parties in Privity with Newgen ...............   34
               5.2.7.  Hart-Scott-Rodino ...............................................   34
               5.2.8.  Preliminary Transactions ........................................   35
               5.2.9.  Insider Employment Agreements ...................................   35
               5.2.10. Completion of Due Diligence .....................................   35
               5.2.11. Granule Plant Project (the "Granule Plant") .....................   35
               5.2.12. Wilmington Labor Dispute ........................................   35



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





                               TABLE OF CONTENTS
                                  (Continued)


                                                                                        PAGE
                                                                                        ----

                                              ARTICLE 6

                                     TERMINATION AND ABANDONMENT

        6.1. Termination .............................................................   35
             6.1.1. By Mutual Consent ................................................   36
             6.1.2. By Acquisition No. 3 Because of Dissenting Stockholders ..........   36
             6.1.3. By Acquisition No. 3 Because of Conditions Precedent .............   36
             6.1.4. By Acquisition No. 3 Because of Solicitation of Acquisition
                     Proposals .......................................................   36
             6.1.5. By Acquisition No. 3 Because of Material Adverse Change ..........   36
             6.1.6. By Newgen Because of Conditions Precedent ........................   36
             6.1.7. By Acquisition No. 3 or Newgen Because of Legal Proceedings ......   36
             6.1.8. By Acquisition No. 3 or Newgen if Merger not Effective by April
                     21, 1997 ........................................................   36
        6.2. Termination by Board of Directors .......................................   36
        6.3. Effect of Termination; Expenses .........................................   36
        6.4. Waiver of Conditions ....................................................   37



                                         ARTICLE 7

                                   ADDITIONAL AGREEMENTS


        7.1. Registration Statement; Proxy Statement/Prospectus ......................   37
             7.1.1. Filing With the Commission .......................................   37
             7.1.2. Cooperation of Newgen ............................................   37
             7.1.3. Best Efforts for Commission Clearance ............................   38
             7.1.4. Expenses .........................................................   38
        7.2. Indemnification by Newgen as to Proxy Statement/Prospectus ..............   38
        7.3. Indemnification by Striker and Acquisition No. 1 as to Proxy
             Statement/Prospectus ....................................................   38
        7.4. Waivers .................................................................   39

                                         ARTICLE 8

                                       MISCELLANEOUS

        8.1. Entirety ................................................................   40
        8.2. Counterparts ............................................................   40
        8.3. Notices and Waivers .....................................................   40
        8.4. Termination of Representations, Warranties, etc .........................   41
        8.5. Table of Contents and Captions ..........................................   41



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


                               TABLE OF CONTENTS
                                  (Continued)



                                                                             PAGE
                                                                             ----
8.6.    Successors and Assigns ...............................................   41
8.7.    Severability .........................................................   41
8.8.    Applicable Law .......................................................   41
8.9.    Effective Date .......................................................   41
8.10.   Public Announcements .................................................   42



                                  EXHIBITS AND APPENDICES

Exhibit A...................................... Newgen Common Stock Owned by the Stockholders

                          PLAN AND AGREEMENT OF MERGER

        PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 29, 1996, among Striker Industries, Inc., a Delaware corporation ("Striker"), GSR Industries, Inc., a Delaware corporation formerly known as Striker Acquisition No. 1 ("Acquisition No. 1"), Striker Acquisition No. 3, Inc., a Texas corporation and a wholly-owned subsidiary of Acquisition No. 1 ("Acquisition No. 3"), Newgen Holding, Inc., a Texas corporation ("Newgen" or the "Surviving Corporation"), Donald F. Smith ("Smith"), Edward T. Nesselroade ("Nesselroade"), Maredon-1, Ltd., a Texas limited partnership (the "Smith Partnership"), and EPDSJ, Ltd., a Texas limited partnership (the "Nesselroade Partnership"). Smith and Nesselroade are referred to collectively herein as the "Insiders." The Smith Partnership and the Nesselroade Partnership are referred to collectively herein as the "Stockholders." Acquisition No. 3 and Newgen are sometimes hereinafter collectively referred to as the "Merging Corporations."

                              W I T N E S S E T H:

        WHEREAS, Striker is a corporation duly organized and validly existing under the laws of the State of Delaware, with its principal executive offices at One Riverway, Suite 2450, Houston, Texas 77056; and

        WHEREAS, Newgen is a corporation duly organized and validly existing under the laws of the State of Texas, with its principal executive offices at 5525 MacArthur Boulevard, Suite 900, Irving, Texas 75038; and

        WHEREAS, the respective boards of directors of Striker and Newgen deem it desirable and in the best interests of their respective corporations and their respective stockholders to enter into a series of transactions pursuant to which, among other things, (i) Striker will become a wholly-owned subsidiary of Acquisition No. 1 and (ii) Acquisition No. 1 may acquire a portion of the outstanding capital stock of Newgen through an exchange of stock with certain Newgen stockholders electing to participate therein and will acquire the balance of the outstanding capital stock of Newgen through a merger pursuant to the provisions of Article 5.01 of the Texas Business Corporation Act (the "Texas Act") of Acquisition No. 3 into Newgen in exchange for the Merger Consideration set forth in Section 1.2.11.3 hereof, and have proposed, declared advisable, and approved such merger (the "Merger) pursuant to this Plan and Agreement of Merger (this "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of Acquisition No. 1, Acquisition No. 3 and Newgen.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and to prescribe the terms and conditions of the Merger contemplated hereby, the mode of carrying the same into effect, the manner and basis of converting (i) the presently outstanding shares of common stock, par value $1.00 per share, of Acquisition No. 3 ("Acquisition No. 3 Common Stock") into shares of Class A common stock, par value $0.01 per share, of Newgen ("Newgen Common Stock") and (ii) the presently outstanding shares of Newgen Common Stock

(excluding those shares, if any, of Newgen Common Stock held by Acquisition No. 1 pursuant to the Stock Exchange Agreement described in Section 1.1.1 hereof, and those shares of Newgen Common Stock held as treasury shares by Newgen, all of which shall cease to exist) into the right to receive the Merger Consideration described in Section 1.2.11.3 hereof, and such other details and provisions as are deemed necessary or proper, the parties hereto hereby agree as follows:



                                   ARTICLE 1

                                   THE MERGER


        1.1.   Preliminary Transactions.

               1.1.1. Exchange of Acquisition No. 1 Shares. On or before the Effective Date (as defined in Section 8.9 hereof), all of the stockholders of Newgen, (the "Exchanging Stockholders") will have entered into an agreement (the "Stock Exchange Agreement") with Acquisition No. 1 pursuant to which the Exchanging Stockholders shall agree to, on and as of the Effective Date, transfer to Acquisition No. 1 in a transaction intended to qualify for nonrecognition treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), the number of shares of Newgen Common Stock set forth opposite their names on Exhibit A to the Stock Exchange Agreement in exchange for such number of shares of the common stock, par value $.20 share, of Acquisition No. 1 ("Acquisition No. 1 Common Stock") as is necessary to vest in the Exchanging Stockholders an interest in Acquisition No. 1 Common Stock equal to 100% of all the issued and outstanding Acquisition No. 1 Common Stock minus (a) the shares of Acquisition No. 1 Common Stock to be issued in connection with the Striker Merger described in Section 1.1.2 hereof, (b) the shares of Acquisition No. 1 Common Stock to be purchased by the Equity Investors described in
        Section 1.1.3 hereof, and (c) the shares of Acquisition No. 1 Common Stock to be purchased by the public in an initial public offering described in Section 1.1.4 hereof

               1.1.2. Striker Merger. On or before the Effective Date, Striker and Acquisition No. 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquisition No. 1 ("Acquisition No. 2") shall have entered into an agreement by which, pursuant to the provisions of
        Section 251(a) of the Delaware General Corporation Law (the "DGCL"), Acquisition No. 2 will be, on and as of the Effective Date, merged with and into Striker, with Striker as the surviving corporation (the "Striker Merger"), and as a result of the Striker Merger (a) Striker shall become a wholly-owned subsidiary of Acquisition No. 1, and (b) the Striker stockholders (not properly perfecting their dissenters' rights) will have, as of the Effective Date, an interest in Acquisition No. 1 Common Stock equal to 100% of all issued and outstanding Acquisition No. 1 Common Stock minus (i) the shares of Acquisition No. 1 Common Stock issued to the Exchanging Stockholders as described in
        Section 1.1.1 hereof, (ii) the shares of Acquisition No. 1 Common
        Stock to be purchased by the Equity Investors described in Section 1.1.3 hereof and (iii) the shares of Acquisition No. 1 Common Stock to be purchased by the public in an initial public offering described in Section 1.1.4 hereof

               1.1.3. Financing. On and as of the Effective Date, Acquisition No. 1 shall (a) issue to one or more equity investors (the "Equity Investors") such number of shares of Acquisition No. 1 Common Stock as is necessary to vest in the Equity Investors an interest in the Acquisition No. 1 Common Stock equal to 100% of all issued and outstanding Acquisition No. 1 Common Stock minus (i) the shares of Acquisition No. 1 Common Stock issued to the Exchanging Stockholders as described in Section 1.1.1 hereof and (ii) the shares of Acquisition No. 1 Common Stock issued in the Striker Merger as described in Section
        1.1.2 hereof, and (b) enter into a series of loan transactions with certain lenders, with the net proceeds of such loan transactions, when added to the net proceeds from the sale of Acquisition No. 1 Common Stock to the Equity Investors described above, to be sufficient Acquisition No. 1 to pay the Merger Consideration (as defined in
        Section 1.2.11.3 hereof) and to pay the other costs and expenses of Acquisition No. 1 and its affiliates in connection with the transactions contemplated by this Agreement (the transactions described in this Section 1.1.3 hereof, being referred to herein collectively as the "Financing").

               1.1.4. Public Offering. On and as of the Effective Date, a registration statement on Form S-1 (the "Registration Statement") will have been declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of shares of Acquisition No. 1 capital stock, plus such additional shares as are necessary to cover any over-allotments (the "Over-Allotment"), for offer and sale to the public pursuant to an underwriting agreement between the Company and BlueStone Capital Partners, L.P., as representative (the "Representative") of the several underwriters;

        1.2. Merger

               1.2.1. Surviving Corporation. Subject to the approval and adoption of this Agreement by the requisite vote of the stockholders and approval of the boards of directors of each of the Merging Corporations, and to the other conditions hereinafter set forth, Newgen and Acquisition No. 3 shall be, upon the Effective Date, merged into a single surviving corporation, which shall be Newgen, which shall continue its corporate existence and remain a Texas corporation governed by and subject to the laws of that State.

               1.2.2. Stockholder Approval. This Agreement shall be submitted for adoption and approval by the respective stockholders of each of the Merging Corporations in accordance with the applicable laws of the State of Texas at separate meetings called and held for such purpose.

               1.2.3. Effective Date. The Merger shall become effective on the Effective Date (as defined in Section 8.9 hereof).

               1.2.4. Name and Continued Corporate Existence of Surviving Corporation. On the Effective Date, the identity, existence, purposes, powers, objects, franchises, rights, and immunities of Newgen, the surviving corporation of the Merger, shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Acquisition No. 3 shall be wholly merged into Newgen, the surviving corporation, and Newgen shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Acquisition No. 3, except insofar as continued by statute, shall cease.

               1.2.5. Governing Law and Articles of Incorporation of Surviving Corporation. The laws of Texas shall continue to govern the Surviving Corporation. On and after the Effective Date, the Articles of Incorporation of Newgen shall be the articles of incorporation of the Surviving Corporation until further amended in the manner provided by law.

               1.2.6. Bylaws of Surviving Corporation. On the Effective Date, the Bylaws of Newgen shall be the Bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Articles of Incorporation of Newgen, and the Bylaws of Newgen.

               1.2.7. Directors of Surviving Corporation. The names of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:



                                      Name
                                      ----

                                David A. Collins

                                Matthew D. Pond

                                Donald F. Smith

                             Edward T. Nesselroade


               1.2.8. Officers of Surviving Corporation. The names of the persons who, upon the Effective Date, shall constitute the officers of the Surviving Corporation, and who shall hold office, subject to the Bylaws of the Surviving Corporation, until the first meeting of directors following the next annual meeting of stockholders thereof, are as follows:



                       Name                              Office
                       ----                              ------

                Donald F. Smith               Chairman of the Board, President
                                              and Chief Operation Officer

                David A. Collins              Chief Executive Officer

                       Name                              Office
                       ----                              ------

                 Matthew D. Pond         Chief Financial Officer, Senior
                                         Vice President, Secretary and
                                         Treasurer

                 Edward T. Nesselroade   Senior Vice President Operations



                 Jerry L. Kegley         Vice President and Chief
                                         Administrative Officer

                 Timothy G. Moore        Vice President - Human Resources

                 Steven E. Wilcox        Vice President - Eastern Sales

                 Gerald P. Byrnes        Vice President - Western Sales

                 Thomas V. Gruss         Vice President - Commercial Services

                 J. Michael Stone        Vice President - Corporate
                                         Development and Technology

                 Kevin P. Delaney        Vice President and General Counsel



               1.2.9. Vacancies. If on or after the Effective Date, a vacancy shall for any reason exist in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

               1.2.10. Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Articles of Incorporation of the Surviving Corporation.

               1.2.11. Conversion of Securities Upon Merger.

                       1.2.11.1. General. The manner and basis of converting
               the issued and outstanding shares of the capital stock of Acquisition No. 3 into shares of the capital stock of Newgen, and the manner and basis of converting the issued and outstanding shares of the capital stock of Newgen into the Merger Consideration herein provided for shall be as hereinafter set forth in this Section 1.2.11.

                       1.2.11.2. Conversion of Acquisition No. 3's Stock. On the
               Effective Date, each share of Acquisition No. 3 Common Stock then issued and outstanding, without any action on the part of Acquisition No. 1, the holder thereof, shall automatically become and be converted into one fully paid and nonassessable share of the issued and outstanding Newgen Common Stock.

                       1.2.11.3. Conversion of Newgen's Stock. On the Effective
               Date, each share of Newgen Common Stock then issued and outstanding (excluding any shares held by Acquisition No. 1, all of which shares shall cease to exist), without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive $135.47 in cash (the "Merger Consideration") from Acquisition No. 1 upon surrender, in accordance with Section 1.2.11.5 hereof, of certificates theretofore evidencing shares of Newgen Common Stock, and all shares of capital stock of Newgen then held in the treasury of Newgen shall be canceled and shall cease to exist.

                       1.2.11.4. Exchange of Acquisition No. 3's Stock
               Certificate. On the Effective Date, Acquisition No. 1 shall surrender the outstanding certificate theretofore representing shares of Acquisition No. 3 Common Stock to Newgen and shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Newgen Common Stock into which the shares of Acquisition No. 3 Common Stock theretofore represented by the certificate so surrendered shall have been converted as aforesaid.

                       1.2.11.5. Exchange of Newgen's Certificates. Commencing
               on the Effective Date, each holder having certificates registered in his name theretofore representing shares of Newgen Common Stock (other than certificates representing Newgen Common Stock held by Acquisition No. 1 or held in Newgen's treasury) may surrender all such certificates to Newgen, and such holder shall be entitled upon such surrender to receive in exchange therefor a certified or bank cashier's check in the amount of $135.47 for each share of Newgen Common Stock so surrendered. From and after the Effective Date and to the date of such surrender, each outstanding certificate theretofore representing shares of Newgen Common Stock registered in the name of a holder (other than certificates representing Newgen Common Stock held by Acquisition No. 1 or held in Newgen's treasury) shall represent the right, and only the right, to receive payment in cash of the Merger Consideration into which such shares of Newgen Common Stock have been so automatically converted; no interest shall accrue or be payable with respect to such amounts pending the surrender of Newgen certificates in exchange therefor.

                       1.2.11.6. Cancellation of Newgen Options. On the
               Effective Date, each outstanding employee stock option referred to in Section 2.1.3 hereof shall be automatically canceled and shall cease to exist and shall be settled thereafter by the Surviving Corporation by payment to the holder thereof of cash or cash equivalents in an amount equal to the Merger Consideration multiplied by the number shares of

               Newgen Common Stock into which such options are exercisable held by such holder less the aggregate exercise price of such options held by such holder.

               1.2.12. Unclaimed Funds; No Escheat. Subject to any contrary stipulation of governing law, all funds or other consideration held by Newgen or Acquisition No. 1 for the payment of the Merger Consideration into which the aforesaid outstanding shares of Newgen Common Stock shall have been converted in the Merger, and remaining unclaimed for one year after the Effective Date, shall continue to be held by Newgen or Acquisition No. 1; and the holder of any unexchanged certificate or certificates which before the Effective Date represented shares of Newgen Common Stock entitled to payment of the Merger Consideration shall thereafter look only to Newgen or Acquisition No. 1 for exchange or payment thereof upon surrender of such certificate or certificates to Newgen or Acquisition No. 1.

               1.2.13. Acquisition No. 3's Transfer Books Closed. Upon the Effective Date, the stock transfer books of Acquisition No. 3 shall be deemed closed, and no transfer of any shares of Acquisition No. 3 shall thereafter be made or consummated.

               1.2.14. Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Date, all rights, privileges, powers, and franchises of each of the Merging Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other things in action of or belonging to any of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, and franchises, property, debts, or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real property, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the Merger; provided however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

               1.2.15. Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the

        Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Section 1.2.15 and otherwise carry out the intent and purposes of this Agreement.

               1.2.16. Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

               1.2.17. Dissenting Stockholders of Newgen. Acquisition No. I agrees that, if the Merger becomes effective, it promptly will pay to dissenting stockholders of Newgen the amounts, if any, to which they are entitled under the provisions of Sections 5.11 through 5.13 of the Texas Act, provided such dissenters act in strict compliance with such provisions.

               1.2.18. Dissenting Stockholders of Acquisition No. 3. Newgen agrees that, if the merger of Acquisition No. 3 into Newgen becomes effective, it promptly will pay to dissenting stockholders of Acquisition No. 3 the amounts, if any, to which they are entitled under Sections 5. 11 through 5.13 of the Texas Act, provided such dissenters act in strict compliance with such provisions.

               1.2.19. Stockholders Meetings.

                       1.2.19.1. Calling of Meetings. Subject to and in
               accordance with applicable law, each of Newgen and Acquisition No. 3, acting through their respective boards of directors, shall duly call, give notice of, convene and hold a meeting, or obtain a unanimous consent in lieu thereof as provided by the Texas Act (each a "Stockholders Meeting") of its respective stockholders for the purpose of taking all necessary corporate action to approve and ratify the transactions contemplated by this Agreement to which they are a party, including the Merger; and shall include in the notice of the Stockholders Meeting so given, as applicable, the recommendations of their respective boards of directors that their respective stockholders vote in favor of the transactions contemplated by this Agreement, including the Merger. The Stockholders Meetings required to be called and held pursuant to this Section 1.2.19.1 shall be called and held as promptly as practicable after the date hereof, and in no event later than December 30, 1996.

                       1.2.19.2. Grant of Proxy. Each Stockholder hereby
               severally agrees that at the Stockholders Meeting of Newgen, any adjournment thereof or any other meeting of the holders of Newgen Common Stock, however called, or in connection with any written consent of the holders of voting capital stock of Newgen, such Stockholder shall vote, or cause to be voted, all the shares of Newgen Common Stock set forth opposite such Stockholder's name on Exhibit A hereto (the "Existing Shares," and together with any shares of Newgen Common Stock that become Beneficially Owned or controlled by such Stockholder after the date hereof and before the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (hereinafter collectively the "Shares"), provided however, that in the event of a stock dividend or distribution, or any change in the outstanding capital stock of Newgen by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged), Beneficially Owned or controlled by such Stockholder (i) in favor of the Merger, the execution and delivery by Newgen of this Agreement and the approval of the terms of each of the other actions contemplated by this Agreement and any actions required in furtherance thereof and hereof, (ii) against any change in a majority of the persons who constitute the board of directors of Newgen and
               (iii) against any action in furtherance of a Transaction Proposal (as defined in Section 4.2.1.1 hereof) other than as contemplated by this Agreement, and any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement. In furtherance thereof, each Stockholder hereby irrevocably appoints Striker and its officers, agents and nominees, with full power of substitution, as proxy, being an appointment coupled with an interest, to vote the Shares for and in the name, place and stead of such Stockholder at the Stockholders Meeting of Newgen or at any adjournment thereof or any other meeting of the holders of Newgen Common Stock, however called, or pursuant to any consent in lieu of a meeting, or otherwise, to approve this Agreement and the Merger, and the other agreements and transactions contemplated hereby (the "Proxies"). The Proxies shall be irrevocable, each being coupled with an interest sufficient in law to support an irrevocable proxy. Except as otherwise provided in this Agreement, the Shares may be voted by and in the manner determined by such Stockholder in its sole discretion. Such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 1.2.19.2. For purposes of this Agreement, "Beneficially Owned" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding whether or not in writing.

                       1.2.19.3. Expiration of Proxies. The Proxies granted
               pursuant to Section 1.2.19.2 above shall expire upon the earliest to occur of (i) the Effective Date and (ii) the termination of this Agreement.

                       1.2.19.4. Revocation of Prior Proxies, Each Stockholder
               hereby revokes any and all previous proxies with respect to the Shares.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                           OF NEWGEN AND THE INSIDERS



        2.1. Representations and Warranties of Newgen and the Insiders. Each of Newgen and the Insiders represents and warrants as follows:

               2.1.1. Organization and Standing. Newgen is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

               2.1.2. Agreement Authorized and its Effect on Other Obligations. The execution and delivery of this Agreement has been authorized by the board of directors of Newgen and subject to the approval of this Agreement by the requisite vote of the stockholders of Newgen under the laws of its state of incorporation, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Newgen, and this Agreement is a valid and binding obligation of Newgen enforceable against Newgen (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the Merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (I) the Articles of Incorporation or Bylaws of Newgen or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Newgen or any of its subsidiaries is a party or by which any of them or their properties are bound, except as disclosed on Schedule 2.1.2 hereto.

               2.1.3. Capitalization. The authorized capitalization of Newgen consists of 10,000,000 shares of Newgen Common Stock and Class B common stock, par value $.01 per share ("Class B Common StocK"), and 377,650 shares of preferred stock, par value $1.06 per share ("Preferred Stock"), of which at September 30, 1996, 535,272 shares of Newgen Common Stock were issued and outstanding and no shares of either Class B Common Stock or of Preferred Stock were issued and outstanding; at the same date, Newgen did not have any outstanding options, warrants, calls or commitments of any character relating to any of its authorized but unissued shares of capital stock other than employee stock options covering an aggregate of 3,150 shares of Newgen Common Stock. At September 30, 1996, 77,841 shares of Newgen Common Stock were in Newgen's treasury. All issued and outstanding shares of Newgen Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Other than as set forth in Schedule 2.1.3 hereto or as otherwise contemplated by this Agreement, none of the outstanding shares of Newgen Common Stock is subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

               2.1.4. Subsidiaries. Schedule 2.1.4 hereto lists the subsidiary corporations of Newgen existing at the date hereof, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by Newgen. All outstanding shares of stock of the subsidiary corporations owned by Newgen are validly issued, fully paid, and nonassessable, and Newgen has good and marketable title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (each, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or business of such subsidiary. As hereinafter used in this Article 2, the term "Newgen" also includes any and all of its directly and indirectly held subsidiaries.

               2.1.5. Financial Statements.

                       2.1.5. 1. Newgen Financial Statements. Newgen has
               delivered to Striker copies of Newgen's audited consolidated balance sheet and related statements of income, stockholders' equity, and cash flows, with appended notes as at and for Newgen's fiscal years ended December 31, 1991, 1992, 1993, 1994 and 1995 and also has delivered to Striker copies of Newgen's unaudited consolidated balance sheets and related statements of income as at and for the three months ended March 31, 1996 and as of and for the nine months ended September 30, 1996. Such financial statements are complete in all material respects, present fairly the financial condition of Newgen as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and except for the absence of notes for the March 31, 1996 and September 30, 1996 unaudited consolidated financial statements as well as statements of stockholder's equity and cashflows. The accounts receivable reflected in the September 30, 1996 unaudited consolidated balance sheet, or which have been thereafter acquired by Newgen, have been collected or are collectible at the aggregate recorded amounts thereof less applicable reserves and accrued volume rebates, which reserves and accruals are adequate. The inventories of Newgen reflected in the September 30, 1996 unaudited consolidated balance sheet, or which have thereafter been acquired by it, consist of items of a quality usable and salable in the normal course of Newgen's business, and the values at which inventories are carried are at the lower of cost or market.



                       2.1.5.2. Projections. Newgen has provided Striker with
               the projections set forth on Schedule 2.1.5.2 hereto. Such projections were prepared in good faith and are based upon assumptions that are reasonable in light of all of the information in possession of management of Newgen.

               2.1.6. Liabilities. Newgen does not have any liabilities or obligations, either accrued, absolute or contingent nor does Newgen or either of the Insiders have any knowledge of any potential liabilities or obligations, which would materially adversely affect the value and conduct of the business of Newgen, other than those (i) reflected or reserved against in the September 30, 1996 unaudited consolidated balance sheet of Newgen, (ii) incurred in the ordinary course of business since September 30, 1996 or (iii) set forth on Schedule 2.1.6 hereto.

               2.1.7. Additional Newgen Information. Attached as Schedule 2.1.7 hereto are true, complete and correct lists of the following items (which will be periodically updated by Newgen and delivered to Striker through the Effective Date), and Newgen agrees that upon the request of Striker, and in any event no more than once every 30 day period following the date hereof, it will furnish to Striker true, complete and correct copies of any documents referred to in such lists:

                       2.1.7. 1. Real Estate. All real property and structures
               thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, by Newgen, with a description of the nature and amount of any Encumbrances thereon;

                       2.1.7.2. Machinery and Equipment. All machinery,
               transportation equipment, tools, equipment, furnishings, and fixtures (excluding such items as did not have a cost basis of $50,000 or more at their respective dates of acquisition by Newgen) owned, leased or subject to a contract of purchase and sale, or lease commitment, by Newgen with a description of the nature and amount of any Encumbrances thereon;

                       2.1.7.3. Inventory. All inventory items or groups of
               inventory items owned by Newgen, excluding raw materials and work in process, which raw materials and work in process are valued on the September 30, 1996 unaudited consolidated financial statements, together with the amount of any Encumbrances thereon;

                       2.1.7.4. Receivables. All accounts and notes receivable
               of Newgen, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which Newgen holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                       2.1.7.5. Payables. All accounts and notes payable of
               Newgen, together with an appropriate aging schedule;

                       2.1.7.6. Insurance. All insurance policies or bonds
               currently maintained by Newgen, including title insurance policies, with respect to Newgen, including those covering Newgen's properties, buildings, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

                       2.1.7.7. Material Contracts. All contracts (including
               purchase and sale contracts and representative contracts) not made in the ordinary course of business, including leases under which Newgen is lessor or lessee, which are to be performed in whole or in part after the Effective Date, and which involve or may involve aggregate payments by or to Newgen of $10,000 or more after such date;

                       2.1.7.8. Employee Compensation Plans. All bonus,
               incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of Newgen, together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans (collectively, "Employee Plans");

                       2.1.7.9. Certain Salaries. The names and salary rates of
               all present officers and employees of Newgen whose current regular annual salary rate, together with any bonuses paid or payable to such persons for the fiscal year ended December 31, 1995, or since that date, is $50,000 or more, and, to the extent existing on the date of this

               Agreement all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                       2.1.7.10. Bank Accounts. The name of each bank in which
               Newgen has an account and the names of all persons authorized to draw thereon;

                       2.1.7.11. Employee Agreements. Any collective
               bargaining agreements of Newgen with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of Newgen;

                       2.1.7.12. Patents. All patents, trademarks, copyrights
               and other intellectual property rights owned, licensed, or used by Newgen;

                       2.1.7.13. Trade Names. All trade names and fictitious
               names used or held by Newgen, whether and where such names are registered and where used;

                       2.1.7.14. Promissory Notes. All long-term and short-term
               promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements of Newgen relating thereto or with respect to collateral securing the same;

                       2.1.7.15. Guaranties. All indebtedness, liabilities and
               commitments of others and as to which Newgen is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

                       2.1.7.16. Financial Statements. Financial statements
               (which may be in summary form) containing the information described in Section 2.1.5 hereof and Section 4.1.16 hereof, prepared in the manner described in such Sections;

                       2.1.7.17. Reserves and Accruals. All accounting reserves
               and accruals maintained in the Newgen unaudited financial statements as of September 30, 1996, including a report on the status of all unresolved warranty claims in existence on such date;

                       2.1.7.18. Material Leases. All leases to which Newgen is
               a party and which involve or may involve aggregate payments by Newgen of $10,000 or more per month after the Effective Date; and

                       2.1.7.19. Environment. All environmental permits,
               approvals, certifications, licenses, registrations, orders and decrees applicable to current operations conducted by Newgen and all environmental audits, assessments, investigations and reviews conducted by Newgen within the last five years on any property owned or used by Newgen copies of which shall be provided by supplement to Schedule 2.1.4.

               Schedule 2.1.7 hereto shall be true, complete and correct as of the Effective Date, except for items contained in Sections 2.1.7.1,
        2.1.7.16 and the detail of unresolved warranty claims provided under
        Section 2.1.7.17, which are true, complete and correct as of March 31, 1996 and except for items contained in Sections 2.1.7.2, 2.1.7.3, 2.1.7.4, 2.1.7.5 and the balance of the detail for reserves and accruals provided under Section 2.1.7.17, which are true, complete and correct as of February 29, 1996.

               2.1.8. No Undisclosed Defaults. Except as may be specified in
        Schedule 2.1.7 and Schedule 2.1.8, Newgen is not a party to, or bound by, any material contract or material arrangement of any kind to be performed after the Effective Date, nor is Newgen in default in any material obligation or covenant on their part to be performed under any material obligation, lease, contract, order, plan or other arrangement except as identified in Schedule 2.1.7 and Schedule 2.1.8.

               2.1.9. Absence of Certain Changes and Events. Except as set forth in Schedule 2.1.9 hereto, other than as a result of the transactions contemplated by this Agreement, since September 30, 1996, there has not been:

                       2.1.9.1. Financial Change. Any material adverse change
               in the financial condition, backlog, operations, assets, liabilities or business of Newgen;

                       2.1.9.2. Property Damage. Any material damage,
               destruction, or loss to the business or properties of Newgen (whether or not covered by insurance);

                       2.1.9.3. Dividends. Any declaration, setting aside, or
               payment of any dividend or other distribution in respect of the Newgen Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Newgen of any such stock;

                       2.1.9.4. Capitalization Change. Any change in the
               capital stock or in the number of shares or classes of Newgen's authorized or outstanding capital stock as described in Section
               2.1.3 hereof,

                       2.1.9.5. Labor Disputes. Any labor dispute (other than
               routine grievances);

                       or

                       2.1.9.6. Other Material Changes. Any other event or
               condition known to Newgen or either of the Insiders particularly pertaining to and adversely affecting the operations, assets or business of Newgen (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a material adverse change.

               2.1.10. Taxes. Except as set forth in Schedule 2.1.10 hereto, all federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Newgen for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Newgen; and the tax provision reflected in Newgen's unaudited financial statements as of September 30, 1996 is adequate, in accordance with generally accepted accounting principles, to cover liabilities of Newgen at the date thereof for all taxes, including any assessed interest, assessed penalties and additions to taxes of any character whatsoever applicable to Newgen or its assets or business. Except as set forth on Schedule
        2.1.10 hereto, no waiver of any statute of limitations executed by Newgen with respect to any income or other tax is in effect for any period. Except as set forth on Schedule 2.1.10 hereto, the income tax returns of Newgen have never been examined by the Internal Revenue Service or the taxing authorities of any other jurisdiction. There are no tax liens on any assets of Newgen except for taxes not yet currently due and those which could not reasonably be expected to result in a material adverse change to Newgen.

               2.1.11 Intellectual Property. Except as set forth in Schedule
        2.1.11 hereto, Newgen owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to the business of Newgen or that are necessary for the manufacture, use or sale of any products manufactured, used or sold by Newgen, including all such Intellectual Property listed in Schedule 2.1.7 hereto. The Intellectual Property is owned or licensed by Newgen free and clear of any Encumbrance other than such Encumbrances as are listed in Schedule 2.1.11 hereto. Except as otherwise indicated in such Schedule, Newgen has not granted to any other person any license to use any Intellectual Property. Newgen has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by Newgen of the Intellectual Property.

               2.1.12. Title to Properties. Newgen has good and indefeasible title to all its properties, interests in properties and assets, real and personal, reflected in the September 30, 1996 unaudited financial statements referred to in Section 2.1.5 hereof or in Schedule 2.1.7 hereto, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the unaudited balance sheet of Newgen dated September 30, 1996 referred to in Section 2.1.5 hereof or in Schedule 2.1.7 hereto, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which Newgen leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by Newgen and in respect to which Newgen has not taken adequate steps to prevent a default from occurring. The buildings and premises of Newgen that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of Newgen are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

               2.1.13. Litigation. Except as set forth in Schedule 2.1.13 hereto, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which Newgen is a party or, to the knowledge of Newgen or either of the Insiders might become a party or which particularly affects Newgen, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of Newgen, pending or, to the knowledge of Newgen or either of the Insiders, threatened.

               2.1.14. Environmental Compliance. Except as set forth in
        Schedule 2.1.14 hereto, which Schedule may be supplemented prior to the Effective Date in the event the closing contemplated by the Master Agreement Re Rock Quarry occurs on or before the Effective Date, with information concerning the property acquired in such closing:

                       2.1.14.1. Environmental Conditions. There are no
               environmental conditions or circumstances, including, without limitation, the presence or release of any hazardous substance, on any property presently or previously owned by Newgen, or on any property to which hazardous substances or waste generated by Newgen's operations or use of its assets were disposed of, which would result in a material adverse change in the business or business prospects of Newgen;

                       2.1.14.2. Permits, etc. Newgen has in full force and
               effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations, other than those that are not material to the business or operations of Newgen, and is operating in compliance thereunder;

                       2.1.14.3. Compliance. Newgen's operations and use of its
               assets do not violate in any material respect any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media,

               (b) the environment, including natural resources or any activity which affects the environment or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 el seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 el seq.), the
               Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (I 7 U. S.C. Section 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C.
               Section 136 et seq.), the Safe Drinking Water Act (42 U. S. C.
               Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U. S. C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous federal, interstate, state and local requirements, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws");

                       2.1.14.4. Past Compliance. None of the operations or
               assets of Newgen has ever been conducted or used in such a manner as to constitute violation of any of the Applicable Environmental Laws, other than violations that in the aggregate are not material to the business or operations of Newgen;

                       2.1.14.5. Environmental Claims. No notice has been
               served on Newgen from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations, response costs or contribution under any Applicable Environmental Laws;

                       2.1.14.6. Renewals. Neither Newgen nor either of the
               Insiders know of any reason Acquisition No. I would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Newgen's assets for their current purposes and uses; and

                       2.1.14.7. Asbestos and PCBs. No material amounts of
               friable asbestos currently exist on any property owned or operated by Newgen, nor do polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by Newgen in its operations or on its properties.

               2.1.15. Compliance with other laws. Except as set forth in schedule 2.1.15 hereto, Newgen is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S. C. Sections 65 1 ET SEQ.) as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

               2.1.16. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Newgen and its counsel directly with Striker and Acquisition No. 1 and their counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than fees payable by Striker to KPMG Baymark Capital LLP pursuant to the engagement letter between Striker and KPMG Baymark Capital LLP dated February 26, 1996 (the "Engagement Letter).

               2.1.17. Compliance with ERISA. Each benefit plan set forth on
        Schedule 2.1.17 hereto (the "Benefit Plans"), which are all of the employer benefit plans of Newgen complies currently, and has complied in the past, in form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws. All contributions required to be made to each Benefit Plan under the terms of such Benefit Plan, ERISA or other applicable laws have been timely made.

                       2.1.17.1. Prohibited Transactions. Newgen has not
               engaged in any transaction in connection with which it could be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(I) of ERISA or a tax imposed by Section 4975 of the Code.

                       2.1.17.2. Plan Termination; Material Liabilities. There
               has been no termination of an "employee pension benefit plan" as defined in ERISA which is subject to Title IV of ERISA (a "Statutory Plan") or trust created under any Statutory Plan that would give rise to a material liability to the Pension Benefit Guaranty Corporation ("PBGC") on the part of Newgen. All Statutory Plans intended to be tax-qualified under Section 401(a) or 403(a) of the Code have received favorable determination letters from the Internal Revenue Service, including amendments required by the Tax Reform Act of 1986. All Plans have been amended to reflect the Unemployment Compensation Amendments Act of 1982 and Revenue Reconciliation Act of 1993. Each of such Plans is in qualified status. No material liability to the PBGC has been or is expected to be incurred with respect to any Statutory Plan. The PBGC has not instituted proceedings to terminate any Statutory Plan. There exists no condition or set of circumstances which presents a material risk of termination or partial termination of any Statutory Plan by the PBGC.

                       2.1.17.3. Accumulated Funding Deficiency. Full payment
               has been made of all amounts which are required under the terms of each Statutory Plan, ERISA or other applicable laws, domestic and foreign, to have been paid as contributions to such Statutory Plan as of December 31, 1994, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Statutory Plan or, other than as set forth on Schedule 2.1.17.3 hereto, with respect to any foreign employee pension benefit plan maintained by Newgen or any of its subsidiaries.

                       2.1.17.4. Relationship of Benefits to Pension Plan
               Assets. The current value of all accrued benefits, both vested and unvested, under all Statutory Plans does not exceed the current value of the assets of such Statutory Plans allocable to such accrued benefits, except as disclosed in the financial statements described in Section 2.1.5 hereof For purposes of the representation in this Section 2.1.17.4, the term "current value" has the meaning specified in Section 4062(b)(1.A) of ERISA, the term "accrued benefit" has the meaning specified in
               Section 3 of ERISA and "current value" is based upon the same actuarial assumptions used by Newgen for funding.

                       2.1.17.5. Execution of Agreements. The execution and
               delivery of this Agreement and the consummation of the transactions contemplated hereby will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.

                       2.1.17.6. Fiduciary Liability. There have been no acts,
               failures to act, omissions or transactions involving a Statutory Plan or the assets thereof which could result in imposition on Newgen (whether direct or indirect) of damages or liability in actions brought under Section 502 or Sections 404 through 409 of ERISA.

                       2.1.17.7. Pending Claims. There are no claims, pending
               or, to Newgen's or either of the Insiders' knowledge, threatened, involving any of the Benefit Plans by any current or former employee (or beneficiary thereof) of Newgen which allege any violation of ERISA or the terms of the Benefit Plans, nor is there any reasonable basis to anticipate any claims involving such Benefit Plans which would likely be successfully maintained against Newgen.

                       2.1.17.8. Multiemployer Plans. Except AS set forth in
               Schedule 2.1.17.8 hereto, neither Newgen nor any trade or business (whether or not incorporated) which together with Newgen would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or Subsections 414(b), (c),
               (m) or (o) of the Code sponsors, maintains, or contributes to, or has at any time in the six-year period preceding the date of this Agreement sponsored, maintained or contributed to, any plan (not exempt from the provisions of ERISA), including, but not limited to, any plan which is A "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

                       2.1.17.9. No Reportable Event. There has been no
               "reportable event" (within the meaning of Section 4043(b) of ERISA with respect to a Statutory Plan) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) with respect to any of the Employee Plans. All reporting and disclosure requirements under Title I of ERISA have been met.

               2.1.18. Investigations; Litigation. Except as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, (collectively, "HSR"), and except as set forth on Schedule 2.1.18 hereto, (i) no investigation or review by any governmental entity with respect to Newgen or any of the transactions contemplated by this Agreement is pending or, to the best of Newgen's and each of the Insider's knowledge, threatened, nor has any governmental entity indicated to Newgen an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of Newgen's and each of the Insider's knowledge, threatened against or affecting Newgen at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or business of Newgen.

               2.1.19. Product Warranty. Except as set forth on Schedule 2.1.19 hereto, the reserve for warranty claims provided in the unaudited consolidated financial statements of Newgen as of and for the nine months ended September 30, 1996 is (and the reserve for warranty claims provided in all other unaudited financial statements of Newgen delivered to Striker after the date hereof will be) adequate to provide for all warranty claims regarding the products sold by Newgen in the past up to September 30, 1996 (and up to such other date of any unaudited financial statements delivered by Newgen to Striker after the date hereof) and there are no existing liabilities of Newgen for any such claims in excess of the amount of such reserve that, in the aggregate, would constitute a material adverse change in the financial condition, properties or business of Newgen.

               2.1.20. Information for Striker Proxy Statement. All information and data (including financial statements) concerning Newgen that is or will be included in the Proxy Statement/Prospectus described in Section
        7.1 hereof to be used by Striker in connection with the transactions contemplated by this Agreement will be furnished by Newgen for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

               2.1.21. FIRPTA. Newgen does not have any stockholders who are not United States citizens.

               2.1.22. Effect of Disclosure. Any information required to be set forth on any Schedule to this Agreement shall be deemed to be included in such Schedule if such information is contained on any other Schedule.

        2.2. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants as follows:

               2.2.1. Ownership of Shares. Such Stockholder is the record and beneficial owner of the number of Existing Shares set forth opposite its name on Exhibit A hereto. On the date hereof the Existing Shares set forth opposite such Stockholder's name on Exhibit A hereto constitute all of the shares of Newgen Common Stock owned of record or Beneficially Owned by such Stockholder or any affiliate thereof Such Stockholder has (a) sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 1.2.19 hereof, and (b) sole power of disposition, conversion, the right to demand appraisal rights and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to any approval required under HSR, applicable securities laws and the terms of this Agreement.

               2.2.2. Organization; Power; Binding Agreement. Such Stockholder has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Texas. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. All proceedings required to be taken by or on the part of such Stockholder to authorize the execution of this Agreement and the implementation of the Merger contemplated hereby have been taken. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby except as have been obtained.

               2.2.3. No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby except as required by applicable securities laws and HSR. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

               2.2.4. No Encumbrances. Such Stockholder's Existing Shares and the certificates representing such Existing Shares are now held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such Encumbrances or Proxies arising hereunder.

               2.2.5. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried upon by such Stockholder and his respective counsel, directly with Striker and Acquisition No. 1 and their counsel, without intervention of any other person as the result of any act of such Stockholder and so far as is known by such Stockholder, without intervention of any other person in such a manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, except for fees payable by Striker under the Engagement Letter.



                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                    ACQUISITION No. 1 AND ACQUISITION No. 3

        3.1. Representations and Warranties of Acquisition No. 1. Acquisition No. 1 represents and warrants as follows:

               3.1.1. Organization and Standing. Acquisition No. 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

               3.1.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquisition No. 1, and this Agreement is a valid and binding obligation of Acquisition No. 1 enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, the consummation of the Merger contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Acquisition No. 1 or any of its subsidiaries, is a party.

               3.1.3. Capitalization. The capitalization of Acquisition No. I consists of 10,000,000 shares of preferred stock, par value $.20 per share, of which at the date hereof, no shares were issued or outstanding; and 50,000,000 shares of Acquisition No. 1 Common Stock, of which at the date hereof, no shares were issued and outstanding and no shares were reserved for issuance.

               3.1.4. Compliance with Other Laws. Acquisition No. 1 is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which would have a material adverse affect upon its financial condition, properties or business.

               3.1.5. Investigations, Litigation. Except as required pursuant to HSR, (i) no investigation or review by any governmental entity with respect to Acquisition No. 1 in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Acquisition No. 1's knowledge, threatened, nor has any governmental entity indicated to Acquisition No. 1 an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of Acquisition No. 1's knowledge, threatened against or affecting Acquisition No. 1 by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or businesses of Acquisition No. 1.

               3.1.6. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Acquisition No. 1 and its counsel directly with Newgen and its counsel, without the intervention by any other person as the result of any act of Acquisition No. 1 in such a manner as to give rise to any valid claim against any of the parties hereto for any brokerage commission, finder's fee or any similar payments, except for payments by Striker under the Engagement Letter.

               3.1.7. Solvency. As determined on the Effective Date, Acquisition No. 1 shall be Solvent (defined below), both immediately prior to and after giving effect to the transactions contemplated by or referred to in this Agreement, including the payment of all legal, accounting and other fees related to the foregoing. The term "Solvent," when used with respect to a party to this Agreement, means that the present fair saleable value of such party's assets on a going concern basis is in excess of the total amount of its liabilities (including contingent liabilities) and such party is able to pay its debts as they become due.

        3.2. Representations and Warranties of Acquisition No. 3. Acquisition No. 3 represents and warrants as follows:

               3.2.1. Organization and Standing. Acquisition No. 3 is a corporation duly organized, validly existing, and in good standing under the laws of Texas.

               3.2.2. Capitalization. The authorized capital stock of Acquisition No. 3 consists of 1,000 shares of common stock par value $1.00 per share, of which at the date hereof, 1,000 shares were issued, outstanding, and held beneficially by Acquisition No. 1.

               3.2.3. Agreement Authorized. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquisition No. 3, and this Agreement is a valid and binding obligation of Acquisition No. 3 enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

               3.2.4. Investigations; Litigation. Except as required pursuant to HSR, (i) no investigation or review by any governmental entity with respect to Acquisition No. 3 in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Acquisition No. 3's knowledge, threatened, nor has any governmental entity indicated to Acquisition No. 3 an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of Acquisition No. 3's knowledge, threatened against or affecting Acquisition No. 3 at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or is likely to have a material adverse affect in its financial condition, properties or business taken as a whole.

               3.2.5. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Acquisition No. 3 and its counsel and Newgen and its counsel, without the intervention of any other person as the result of any act of Acquisition No. 3 in such a manner as to give rise to any valid claim against any of the parties hereto for any brokerage commission, finder's fee or any similar payments except for payments by Striker under the Engagement Letter.

               3.2.6. Solvency. As determined on the Effective Date, Acquisition No. 3 shall be Solvent both immediately prior to and after giving effect to the transactions contemplated by or referred to in this Agreement, including the payment of all legal, accounting and other fees related to the foregoing.

                                   ARTICLE 4

                       OBLIGATIONS PENDING EFFECTIVE DATE

        4.1. Agreements of Newgen. As used in this Article 4, the term "Newgen" also includes each of its directly and indirectly held subsidiaries. Newgen agrees that since September 30, 1996, it has, and from the date hereof to the Effective Date, it will:

               4.1. 1. Maintenance of Present Business. Other than as contemplated by this Agreement or in the Schedules to this Agreement
        (i) operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, (ii) to the extent consistent with such operation, use all reasonable efforts to
        (a) preserve intact its present business organization, (b) keep available the services of its present officers and employees, and (c) preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

               4.1.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or casualty excepted;

               4.1.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

               4.1.4. Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

               4.1.5. Inspection of Each Merging Corporation. Permit Acquisition No. 1, Acquisition No. 3 and Striker and their respective officers and authorized representatives, during normal business hours, to inspect Newgen's records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement. Each of Acquisition No. 3 and Striker agrees that it and its officers and representatives shall hold all data and information obtained with respect to Newgen in confidence and each further agrees that it will not use such data or information or disclose the same to others, except
        (i) to the extent such data or information either are, or become, published or a matter of public knowledge, other than by breach of this
        Section 4.1.5, or (ii) for any purpose contemplated by, or in a dispute under, this Agreement;

               4.1.6. Hart-Scott-Rodino. File such materials as are required under HSR with respect to the transactions contemplated hereby and shall cooperate with Striker and Acquisition No. 3 to the extent necessary to assist Striker, Acquisition No. 1 and Acquisition No. 3 in the preparation of such filings;

               4.1.7. Notice of Material Developments. Promptly notify Acquisition No. 1, Acquisition No. 3 and Striker in writing of any "material adverse change" in, or any changes which, in the aggregate, could result in a "material adverse change" in, the consolidated financial condition, business or affairs of Newgen, whether or not occurring in the ordinary course of business. As used in this Agreement, the term "material adverse change' means any change, event, circumstance or condition (collectively, a "Change") which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of Newgen, that the benefits reasonably expected to be obtained by Striker and Acquisition No. 1 as a result of the transactions contemplated by this Agreement would be jeopardized with relative certainty. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether or not known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds);

               4.1.8. Prohibition of Certain Employment Contracts. Except as contemplated by Section 5.2.9, 5.2.9 hereof, not enter into any contracts of employment that (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those which Striker or Acquisition No. 3 has previously approved) except as may be required by law;

               4.1.9. Prohibition of Certain Loans. Not incur any borrowings except (i) additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations, but in no event to exceed $50,000 in aggregate principal amount or (v) as is otherwise agreed to in writing by Striker or Acquisition No. 3;

               4.1.1O. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature which would exceed $10,000,000, in the aggregate, except (i) in connection with the Granule Plant Project as described in Section 5.2.11 hereof, (ii) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business,
        (iii) as may be required by law or (iv) as is otherwise agreed to in writing by Striker or Acquisition No. 3;

               4.1.11. Disposal of Assets. Not sell dispose of or encumber, any property or assets, except (i) in the ordinary course of business, (ii) in an amount not in excess of $50,000 in aggregate depreciated cost basis, (iii) as is otherwise agreed to in writing by Striker or Acquisition No. 3 or (iv) for the sale of the glass mat line and related real and personal property to Shuller International, Inc. ("Shuller") that is currently leased by Shuller.

               4.1.12. Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion;

               4.1.13. No Amendment to Articles of Incorporation, etc. Not amend its certificate or articles of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

               4.1.14. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, however, that the issuance of Newgen Common Stock upon the exercise of options issued before the date hereof shall be permitted.

               4.1.15. Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof, and

               4.1.16. Supplemental Financial Statements. Deliver to Striker within 30 days after the end of each fiscal quarter of Newgen beginning on the date hereof and through the Effective Date, unaudited consolidated and consolidating balance sheets and related unaudited statements of income as of the end of each fiscal quarter of Newgen, and as of the corresponding fiscal quarter of the previous fiscal year. Newgen hereby represents and warrants that such unaudited consolidated and consolidating financial statements shall (i) be complete in all material respects except for the omission of notes, statements of stockholders' equity and cash flows, and schedules contained in audited financial statements, (ii) present fairly the financial condition of Newgen as at the dates indicated and the results of operations for the respective periods indicated and (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and except for the absence of notes as well as statements of stockholders' equity and cash flows.

        4.2. Additional Agreements of Newgen, the Insiders and the Stockholders. From the date hereof until the Effective Date:

               4.2. 1. Acquisition Proposals. Neither Newgen, the Insiders nor either of the Stockholders shall directly or indirectly:

                       4.2.1. 1. No Solicitation. Authorize or permit any of
               its or his respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Newgen or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Newgen or any of its subsidiaries (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing. If the board of directors of Newgen, either of the Insiders or either of the Stockholders receives a Transaction Proposal, then Newgen or such Stockholder, as the case may be, shall immediately inform Striker and Acquisition No. 3 of the terms and conditions of such proposal and the identity of the person making it and shall keep Striker and Acquisition No. 3 fully informed of the status and details of any such Transaction Proposal and of all steps it is taking in response to such Transaction Proposal.

               4.2.2. Expenses of Stockholders. Newgen will not incur, or if incurred will not pay, more than $250,000 of the professional fees and expenses of the Insiders or the Stockholders in connection with the negotiation of this Agreement and the closing of the transactions contemplated hereby.

               4.2.3. Noncompetition. Except as otherwise consented to or approved in writing by Striker, each of Smith and the Smith Partnership agrees that for a period of 60 months from the date of termination of Smith's employment under the Smith Employment Agreement (defined in
        Section 5.2.9 hereof), and each of Nesselroade and the Nesselroade Partnership agree that for a period of 60 months from the date of termination of Nesselroade's services under the Nesselroade Consulting Agreement (defined in Section 5.2.9 hereof), they will not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, employee, consultant representative, holder of, or investor in as much as 5% of any security of any class of any corporation or other business entity (i) engage in any business in competition with the business or businesses conducted by Newgen or Striker at the date of cessation (the "Cessation Date") of Smith's or Nesselroade's respective employment or services under the Smith Employment Agreement or the Nesselroade Consulting Agreement, as the case may be, or in any manufacturing business the products of which at the Cessation Date are sold to and marketed by Newgen or Striker in any state of the United States, any province of Canada, or any foreign country in which Newgen or Striker transacts business on Cessation Date; (ii) request any present or future customers or suppliers of Newgen or Striker to curtail or cancel their business with Newgen or Striker; (iii) disclose to any person, firm or corporation any trade, technical or technological secrets of Newgen or Striker or any details of their organization or business affairs or (iv) induce or actively attempt to influence any employee of Newgen or Striker to terminate his employment. Each of the Insiders and the Stockholders agrees that if either the length of time or geographical area set forth in this
        Section is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. The obligations expressed in this Section 4.2.1.3 are in addition to any other obligations that either of the Insiders or Stockholders may have under the laws of the State of Texas requiring an employee of a business or a stockholder who sells his stock in a corporation (including a disposition in a merger) to limit his activities so that the goodwill and business relations of his employer and of the corporation whose stock he has sold (and any successor corporation) will not be materially impaired. Each Insider and Stockholder further agrees and acknowledges that Newgen and Striker do not have any adequate remedy at law for the breach or threatened breach by either of the Insiders or Stockholders of this covenant, and agree that Newgen or Striker may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin such Insider or Stockholder from such breach or threatened breach. If any provisions of this Section 4.2.1.3 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. Each of the Insiders and Stockholders acknowledges that the covenants set forth in this Section are being executed and delivered by such Insider and Stockholder in consideration of the covenants of Newgen and Striker contained in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged.

        4.3 Shareholders Agreement. Each of the Stockholders hereby agrees that to the extent any of the agreements or other actions to be performed by such Stockholder hereunder or by the Exchanging Shareholders under the Stock Exchange Agreement would violate any provision of that certain Amended and Restated Management Shareholders Agreement dated October 25, 1993 by and among Newgen and its shareholders (the "Shareholders Agreement"), the Shareholders Agreement shall be deemed to be amended hereby by written consent of each of the Stockholders to allow such agreements or other actions. Additionally, each of the Stockholders hereby consent to the termination of the Shareholders Agreement, such consent to be effective as of the Effective Date and if the Stock Exchange Agreement is consummated, immediately prior to the closing of the Stock Exchange Agreement.

                                   ARTICLE 5

                      CONDITIONS PRECEDENT TO OBLIGATIONS

        5.1. Conditions Precedent to Obligations of Newgen. As used in this
Article 5, the term "Newgen" also includes each of its directly and indirectly held subsidiaries. The obligation of Newgen to consummate and effect the Merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Newgen in the manner contemplated by Section 6.4 hereof, before the Effective Date:

               5.1. 1. Representations mad Warranties True at Effective Date. The representations and warranties of Acquisition No. 1 and Acquisition No. 3 herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Acquisition No. 1 and Acquisition No. 3 shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Acquisition No. 1 and Acquisition No. 3 before the Effective Date; and Acquisition No. 1 and Acquisition No. 3 shall have delivered to Newgen a certificate, dated the Effective Date and signed by their respective chairmen of the board or presidents, and by their respective chief financial or accounting officers, to both such effects.

               5.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               5.1.3. Opinion of Acquisition No. 1 and Acquisition No. 3 Counsel. Newgen shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for Acquisition No. 1 and Acquisition No. 3, in form and substance satisfactory to Newgen, to the effect that (i) Acquisition No. 1 and Acquisition No. 3 have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective states of corporation; (ii) all corporate proceedings required to be taken by or on the part of Acquisition No. 1 and Acquisition No. 3 to authorize the execution of this Agreement and the implementation of the Merger contemplated hereby have been taken; (iii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of, Acquisition No. 1 and Acquisition No. 3, and is enforceable against Acquisition No. 1 and Acquisition No. 3 in accordance with its terms, except as enforceability may be limited by
        (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally, and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and (v) except as specified by such counsel (such exceptions to be acceptable to Newgen) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to Acquisition No. 1 or Acquisition No. 3, any of their affiliates, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as Newgen and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Acquisition No. 1 and Acquisition No. 3 as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Newgen, as to matters other than federal or Delaware corporate law.

               5.1.4. Stockholder Approval. The approval required under the laws of its state of incorporation of holders of outstanding capital stock of Newgen entitled to vote thereon of the Merger contemplated by this Agreement shall have occurred, and such approval shall not have been amended, modified or rescinded on or before the Effective Date.

               5.1.5. Consent of Certain Parties in Privity With Striker. The holders of any material indebtedness of Striker or Acquisition No. 1, the lessors of any material property leased by Striker or Acquisition No. 1, and the other parties to any other material agreements to which Striker or Acquisition No. 1 is a party shall, to the extent required, have consented to the transactions contemplated hereby.

               5.1.6. Hart-Scott-Rodino. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of Striker, its affiliates or any component of Newgen or other actions as a pre-condition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under state laws comparable to HSR shall have been obtained.

               5.1.7. Preliminary Transactions. Each of the Preliminary Transactions described in Section 1. I shall have been consummated on and as of the Effective Date, except that if the Stock Exchange Agreement is not entered into on or before the Effective Date, then only the Striker Merger and the Financing shall have been consummated on and as of the Effective Date.

        5.2. Conditions Precedent to Obligations of Acquisition No. 1 and Acquisition No. 3. The obligations of Acquisition No. 1 and Acquisition No. 3 to consummate and effect the Merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Acquisition No. 1 or Acquisition No. 3 in the manner contemplated by Section
6.4 hereof before the Effective Date.

               5.2.1. Representations and Warranties of Newgen and Insiders True at Effective Date. The representations and warranties of Newgen and the Insiders herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement. Each of Newgen and the Insiders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them before the Effective Date; and each of Newgen and the Insiders shall have delivered to Acquisition No. 1 and Acquisition No. 3 a certificate, dated the Effective Date and signed by Newgen or such Insider (with such certificate of Newgen being signed by its chairman of the board or its president, and by its chief financial or accounting officer), to both such effects.

               5.2.2. Representations and Warranties of Stockholders True at Effective Date. The representations and warranties of the Stockholders herein contained shall be in all material respects true as of and at the Effective Date with the same effect as though made at such date, except as effected by transactions permitted or contemplated by this Agreement. Each of the Stockholders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them before the Effective Date; and each of the Stockholders shall have delivered to Acquisition No. 1 and Acquisition No. 3 a certificate, dated the Effective Date and signed by such Stockholder, to both such effects.

               5.2.3. No Material Litigation. No suit, action, or other proceeding shall be pending or threatened before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Merger contemplated hereby or which might result in a material adverse change in the value of the assets and business of Newgen.

               5.2.4. Opinion of Newgen's Counsel. Acquisition No. 1 and Acquisition No. 3 shall have received a favorable opinion, dated the Effective Date, from Vial, Hamilton, Koch & Knox, L.L.P., counsel to Newgen, the Insiders and the Stockholders, in form and substance satisfactory to Acquisition No. 1 and Acquisition No. 3, to the effect that (i) Newgen and each of its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation; (ii) all outstanding shares of Newgen Common Stock and the capital stock of each of its subsidiaries have been validly issued and are fully paid and nonassessable and free of preemptive rights; (iii) all corporate or other proceedings required to be taken by or on the part of Newgen to authorize the execution of this Agreement and the implementation of the Merger contemplated hereby have been taken; (iv) each of the Stockholders has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Texas; (v) all proceedings required to be taken by or on the part of each of the Stockholders to authorize the execution of this Agreement and the implementation of the Merger contemplated hereby have been taken, (vi) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of Newgen, each of the Insiders and each of the Stockholders and is enforceable against Newgen, each of the Insiders and each of the Stockholders in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and except that no opinion need be expressed as to the enforceability of any indemnification provisions of this Agreement; and
        (vii) except as specified by such counsel (such exceptions to be acceptable to Acquisition No. 1 and Acquisition No. 3) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to Newgen or any of its subsidiaries or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as Acquisition No. 1 and Acquisition No. 3 and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials, officers of Newgen, general partners of the Stockholders, or the Insiders as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Acquisition No. 3, as to matters other than federal, Texas, Delaware corporate law or New York corporate law.

               5.2.5. Stockholder Approval. The holders of the requisite majority of the outstanding shares of Acquisition No. 3 Common Stock shall have approved the Merger contemplated by this Agreement, and such approval shall not have been amended, modified or rescinded before the Effective Date.

               5.2.6. Consent of Certain Parties in Privity with Newgen. The holders of any material indebtedness of Newgen, the lessors of any material property leased by Newgen, and the other parties to any other material agreements to which Newgen is a party shall, to the extent required, have consented to the Merger contemplated hereby.

               5.2.7. Hart-Scott Rodino. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets of Newgen, its affiliates or any component of Striker or other actions as pre-condition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under state laws comparable to HSR shall have been obtained.

               5.2.8.Preliminary Transactions. Each of the Preliminary Transactions described in Section 1.1 shall have been consummated on and as of the Effective Date, except that if the Stock Exchange Agreement is not entered into on or before the Effective Date, then only the Striker Merger and the Financing shall have been consummated on and as of the Effective Date.

               5.2.9. Insider Employment Agreements. Smith shall have executed an employment agreement (the "Smith Employment Agreement") with Acquisition No. 1, or a designated affiliate of Acquisition No. 1, for a term beginning on the Effective Date and expiring on December 31, 1998. Nesselroade shall have executed an employment/consulting agreement (the "Nesselroade Consulting Agreement") with Acquisition No. 1, or a designated affiliate of Acquisition No. 1, for a term beginning on the Effective Date and expiring on December 31, 1998. Compensation under such agreements will be at least equal to the compensation currently in effect for each such Insider, including each such Insider's presently scheduled 1996 salary increases and "guaranteed bonus" as set forth in Newgen's "annual bonus letter," and such agreements shall otherwise be reasonably satisfactory to all parties thereto.

               5.2.10. Completion of Due Diligence. Acquisition No. 3 and Striker shall have completed the due diligence examination contemplated by Section 4.1.5 hereof and the information concerning Newgen received pursuant to such investigation shall, to Acquisition No. 3's sole satisfaction, be consistent with the representations and warranties of Newgen, the Insiders and the Stockholders set forth herein in all material respects.

               5.2.11. Granule Plant Project (the "Granule Plant"). Newgen or its affiliates will have consummated the transactions contemplated by the Master Agreement Re Rock Quarry concerning a long term lease and a supply agreement with respect to the operation of the quarry to be used in connection with the operations of the proposed Granule Plant, and, if required, the supplement to Schedule 2.1.14 hereto contemplated in
        Section 2.1.14 shall have been delivered and the information contained therein shall be acceptable to Acquisition No. 3.

               5.2.12. Wilmington Labor Dispute. By December 31, 1996 the Wilmington, California facility will be operating at or above the conversion factors and total unit production level at which it was operating before the beginning of the labor dispute pending before the National Labor Relations Board's Region 21 concerning ILWU Local 26 against Newgen, and concerning Newgen against ILWU Local 26.

                                   ARTICLE 6

                          TERMINATION AND ABANDONMENT

        6.1. Termination. As used in this Article 6, the term "Newgen" also includes each of its directly and indirectly held subsidiaries. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated hereby abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Newgen or Acquisition No. 3) before the Effective Date:

               6. 1. 1. By Mutual Consent. By mutual consent of Acquisition No. 3, Newgen and each of the Insiders and the Stockholders.

               6.1.2. By Acquisition No. 3 Because of Dissenting Stockholders. By Acquisition No. 3, if the holders of any shares of Newgen Common Stock elect to exercise the right to dissent under applicable provisions of Texas law in connection with the Merger contemplated by this Agreement.

               6.1.3. By Acquisition No. 3 Because of Conditions Precedent. By Acquisition No. 3, if any condition set forth in Section 5.2 hereof has not been met and has not been waived.

               6.1.4. By Acquisition No. 3 Because of Solicitation of Acquisition Proposals. By Acquisition No. 3 if Newgen or either of the Insiders or either of the Stockholders has breached the provisions of
        Section 4.2.1.1 hereof.

               6.1.5. By Acquisition No. 3 Because of Material Adverse Change. By Acquisition No. 3, if there has been a material adverse change in the financial condition or business of Newgen since the date of the most recent financial statements referred to in Section 2.1.5.

               6.1.6. By Newgen Because of Conditions Precedent. By Newgen, if any condition set forth in Section 5.1 hereof has not been met and has not been waived.

               6.1.7. By Acquisition No. 3 or Newgen Because of Legal Proceedings. By either Acquisition No. 3 or Newgen if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the merger contemplated hereby.

               6.1.8. By Acquisition No. 3 or Newgen if Merger not Effective by April 21, 1997. By either Acquisition No. 3 or Newgen, if the Merger shall not have become effective on or before April 21, 1997.

        6.2. Termination by Board of Directors. An election of Acquisition No. 3 to terminate this Agreement and abandon the merger as provided in Section 6.1 shall be exercised on behalf of Acquisition No. 3 by its board of directors. An election of Newgen to terminate this Agreement and abandon the Merger as provided in Section 6.1 hereof shall be exercised on behalf of Newgen by its board of directors.

        6.3. Effect of Termination; Expenses. In the event of a termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1 hereof, then this

Agreement shall become void and have no effect. In such event, notwithstanding any other provisions of this Agreement to the contrary, all expenses relating to the transactions contemplated by this Agreement will be paid by the party incurring them.

        6.4. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof (which waiver shall be, in the case of corporate parties, by action taken by the board of directors, the executive committee of the board of directors, or the chief executive officer of such corporate party).


                                   ARTICLE 7

                             Additional Agreements

        7.1. Registration Statement; Proxy Statement/Prospectus.

               7. 1. 1. Filing With the Commission. For the purposes of (i) holding a meeting of the stockholders of Striker to approve the Striker Merger and (ii) registering with the Commission and with applicable state securities authorities the issuance of Acquisition No. 1 Common Stock to holders of Striker Common Stock in connection with the Striker Merger, the parties hereto shall cooperate in the preparation of an appropriate registration statement of Acquisition No. 1 on Form S-4 or S-1 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a proxy statement/prospectus of Striker satisfying all applicable requirements of the DGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, applicable state securities laws and the rules and regulations thereunder (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

               7.1.2. Cooperation of Newgen. As hereinafter used in this
        Article 7, the term "Newgen" also includes each of its directly and indirectly held subsidiaries. Newgen shall furnish Striker and Acquisition No. 1 with such information concerning Newgen as is necessary in order to cause the Registration Statement and the Proxy Statement/Prospectus, insofar as they relate to Newgen, to be prepared in accordance with Section 7.1.1. Newgen shall have the right to review and approve the information concerning Newgen and its subsidiaries included in the Registration Statement. Newgen agrees promptly to advise Striker and Acquisition No. 1 if at any time before the stockholders meeting of Striker or the effective date of the Registration Statement any information provided by Newgen for use in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Striker and Acquisition No. 1 with the information needed to correct such inaccuracy or omission.

               7.1.3. Best Efforts for Commission Clearance. Striker and Acquisition No. 1 will, as soon as practicable, file with the Commission and applicable state securities agencies on a confidential basis a form of preliminary proxy statement/prospectus that will in a revised form ultimately comprise part of the Registration Statement and shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. Acquisition No. 1 shall advise Newgen promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Acquisition No. 1 shall furnish Newgen with copies of all such documents. Before the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any other material (other than the Proxy Statement/Prospectus) that might constitute a "prospectus" relating to the Striker Merger within the meaning of the Securities Act.

               7.1.4. Expenses. Acquisition No. 1 shall bear the costs of all Commission filing fees with respect to the Registration Statement, the costs of qualifying the shares of Acquisition No. 1 Common Stock covered by the Registration Statement under applicable state securities laws to the extent necessary and all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to the Striker stockholders. Striker, Acquisition No. 1 and Newgen shall each bear their own legal and accounting expenses in connection with the Registration Statement.

        7.2. Indemnification by Newgen as to Proxy Statement Prospectus. Newgen and each of the Insiders, severally (in proportion to their respective ownership interests in Newgen), agrees to indemnify and hold harmless Striker, Acquisition No. 1 and their respective officers and directors and each person who controls Striker or Acquisition No. 1 within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other similar state statute or similar principal of common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to Newgen, contained in the Proxy Statement/Prospectus in the form mailed to the stockholders of Striker, or (ii) the omission or alleged omission to state in the Proxy Statement/Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to Newgen.

        7.3. Indemnification by Striker and Acquisition No. 1 as to Proxy Statement Prospectus. Striker and Acquisition No. 1, agree to indemnify and hold harmless Newgen and its officers and directors and each person who controls Newgen within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other similar state statute or similar principal of common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to Striker or Acquisition No. 1 contained in the Proxy Statement/Prospectus in the form mailed to the stockholders of Striker or (ii) the omission or alleged omission to state in the Proxy Statement/Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, and insofar as the same relates to Striker or Acquisition No. 1, as the case may be.

        7.4. Waivers. Striker, Acquisition No. 1 and Acquisition No. 3 hereby make the following waivers:

               7.4. 1. Breaches of Representations and Warranties. The representations and warranties of the Stockholders and the Insiders in this Agreement (and in any certificates delivered by either of the Stockholders or either of the Insiders, including those required under Sections 5.2.1 and 5.2.2 hereof and those attached to the opinion delivered pursuant to Section 5.2.4 hereof) shall terminate in accordance with Section 8.4. If Striker or any of its affiliates before the Effective Date discovers that any representations or warranties made by the Insiders or the Stockholders herein was or is not true, and as a result, a material adverse change is in existence, then, absent fraud on the part of the Stockholder or the Insider whose representation or warranty was not true, the only remedy available to Striker, Acquisition No. 1 or Acquisition No. 3 or any of their affiliates shall be to terminate this Agreement in accordance with
        Article 6 hereof. If Striker, Acquisition No. 1 or Acquisition No. 3 or any of their affiliates discovers after the Effective Date that any of the representations or warranties made by the Insiders or the Stockholders herein was not true when made or at the Effective Date, then absent fraud, Striker, Acquisition No. 1 and Acquisition No. 3 and their affiliates shall have no cause of action or remedy against the Insider or the Stockholder who made such untrue representation or warranty. Absent fraud, on the part of the Insider or the Stockholder who made an untrue representation or warranty, no monetary damages shall accrue against any such Insider or Stockholder for making a representation or warranty that was not true, and Striker, Acquisition No. 1 and Acquisition No. 3 and their affiliates hereby waive, release and discharge any cause of action, in law or in equity, that any of them otherwise would have had or could have had by virtue of such untrue representation or warranty.

               7.4.2 Environmental Matters. Striker, Acquisition No. 1 and Acquisition No. 3 affirm that upon consummation of the Merger, the Surviving Corporation will assume any liabilities arising out of the matters set forth in Schedule 2.1.14 hereto and also will assume any other liabilities arising out of violations of any environmental laws, including but not limited to the Applicable Environmental Laws, made by Newgen and any of its affiliates. Striker, Acquisition No. 1 and Acquisition No. 3 and their affiliates hereby waive any rights they might otherwise have against either of the Insiders or either of the Stockholders for contribution, indemnification or subrogation with respect to any damages, fines or other penalties arising out of the violation by Newgen or any of its affiliates of any environmental laws, including but not limited to, the Applicable Environmental Laws, provided however, that the Surviving Corporation shall not be liable for any damages, fines or other penalties enforced against any Insider for such Insider's personal violations of environmental laws, and the Surviving Corporation shall not be required to indemnify, or otherwise hold harmless any such Insider from such personal liabilities.

               7.4.3 Further Assurances. On the written request of a majority in interest of the Stockholders, the Surviving Corporation shall cause any of its affiliates to make the affirmations and waivers to the Stockholders contained in this Section 7.4.

               7.4.4 Survival. THE provisions of this Section 7.4 shall survive the closing of the Merger.


                                   ARTICLE 8

                                 MISCELLANEOUS

        8.1. Entirety. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

        8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

        8.3. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested.


                                 IF TO STRIKER

Addressed to:

Striker Industries, Inc.
One Riverway, Suite 2450
Houston, Texas 77056
Attn: Robert I. Beck
Facsimile: (713) 964-7222


With a copy to:

Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, Texas 77210-4744
Attention: Samuel N. Allen
Facsimile: (713) 228-1331

                   IF TO NEWGEN, AN INSIDER OR A STOCKHOLDER



Addressed to:                               With a copy to:

Newgen Holding, Inc.                        Vial, Hamilton, Koch & Knox, L.L.P.
5525 MacArthur Boulevard                    1717 Main Street, Suite 4400
Suite 900                                   Dallas, Texas 75201
Irving, Texas 75083                         Attn: Gary L. Woolfolk
Attn: Donald F. Smith                       Facsimile: (214) 712-4402
Facsimile: (972) 580-5692



        Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.


        8.4. Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles 2 and 3 shall expire with, and be terminated and extinguished by, the Merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This Paragraph 8.4 shall have no effect upon any other right or obligation of the parties in connection with this Agreement or otherwise, whether to be exercised or performed before or after the Effective Date.

        8.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

        8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

        8.7. Severability. If any term, provision covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

        8.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

        8.9. Effective Date. The Merger shall become effective upon the filing of Articles of Merger by each of the Merging Corporations with the Secretary of State of the State of Texas. The date upon which the Merger shall become effective is referred to in this Agreement as the "Effective Date."

        8.10. Public Announcements. The parties agree that before the Effective Date that they shall not, without the prior written consent of the other parties hereto, make any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. The parties further agree that any such announcement will not disclose the identity of any of the parties to this Agreement other than Striker, Acquisition No. 1 or Acquisition No.3. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

        IN WITNESS WHEREOF, the Insiders have executed this Agreement and the other parties hereto have caused this Agreement to be signed in their respective corporate or partnership names by their respective duly authorized representatives, all as of the day and year first above written.



                                    NEWGEN HOLDING, INC.

                                    By: /s/ DONALD F. SMITH
                                       -------------------------------
                                         Donald F. Smith, President

                                    STRIKER INDUSTRIES, INC.



                                    By: /s/ DAVID A. COLLINS
                                       -------------------------------
                                         David A. Collins, President


                                    GSR INDUSTRIES, INC.


                                    By: /s/ DAVID A. COLLINS
                                       -------------------------------
                                         David A. Collins, President

                                    STRIKER ACQUISITION NO. 3, INC.



                                    By:  /s/ DAVID A. COLLINS
                                       -------------------------------
                                         David A. Collins, President



                                    INSIDERS

                                    /s/ DONALD F. SMITH
                                    ----------------------------------
                                    Donald F. Smith, Individually

                                    EDWARD T. NESSELROADE
                                    ----------------------------------
                                    Edward T. Nesselroade, Individually



                                    STOCKHOLDERS



                                    MAREDON -I, LTD.


                                    /s/ DONALD F. SMITH
                                    ----------------------------------
                                    Donald F. Smith, General Partner


                                    EPDSJ, LTD.

                                    /s/ EDWARD T. NESSELROADE
                                    ----------------------------------
                                    Edward T. Nesselroade, General Partner

                                   EXHIBIT A

                                EXISTING SHARES

     STOCKHOLDER                          SHARES OF NEWGEN COMMON STOCK OWNED
     -----------                          -----------------------------------

     Maredon -I, Ltd.                                276,352
     EPDSJ, Ltd.                                    153,072